Exhibit 99.1

Urigen Announces Change in Management and FDA Update

WALNUT CREEK, CA, Dec. 15, 2010‐ Urigen Pharmaceuticals, Inc. (OTCPK: URGP), a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, announced management changes, and an FDA update.

William J. Garner, MD has resigned from his position as CEO and as a board member to pursue other professional opportunities. Urigen’s Scientific Founder and Chief Medical Officer, Lowell Parsons, MD said, “Dr. Garner first visited my clinic in 2003 and we have since made significant progress in the development of URG101 for the treatment of Painful Bladder Syndrome/Interstitial Cystitis. We are sorry to see him leave and wish Dr. Garner well in his future endeavors.” Dr. Garner remains a significant shareholder of Urigen.

Dan Vickery, PhD continues to provide management services to Urigen, and will serve as the primary point of contact for business and commercial development and Martin Shmagin, CFO, will serve as the primary corporate contact, until a new CEO is selected. The Board, in addition to Dr. Vickery and Mr.
Shmagin, also includes Prof. Parsons, and Ed Teitel, MD, JD, who serves as Chairman. Dr. Vickery has experience in Business Development and Regulatory Affairs, specifically he was responsible for urology Commercial Development at Pharmacia. Dr. Parsons developed Elmiron, approved by FDA in 1996 for the relief of bladder pain or discomfort associated with interstitial cystitis.

Urigen has not yet met with FDA to discuss the development plan for URG101. Dan Vickery, PhD, said, “We believe we have a very important therapy. Recently other companies have failed to match our results in phase II trials. It is important to position Urigen for success and we continue to prepare for our meeting with FDA.”

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets painful bladder syndrome, which affects approximately 10.5 million men and women in North America. Urigen's URG301, a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency, targets acute urgency in females diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. For further information, please visit Urigen's website at http://www.urigen.com.

Forward‐Looking Statement

This press release may contain forward‐looking statements. These statements may be identified by the use of forward‐looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward‐looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward‐looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward‐looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

SOURCE: Urigen Pharmaceuticals, Inc.